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2021-08-19_42 56 BasileLatinum

Pierre Bourke	Welcome back to blockchain radio Pierre Bourke in Ottowa Canada really happy to have joining us today Dr. Don Basile the CEO of Monsoon Blockchain and a founder of a new bitcoin hard fork called, Bitcoin Latinum. Good day, how are you today, you are out in Palo Alto.
Don Basile	I’m doing well Pierre thank you very much for having me on.
Pierre Bourke	Glad to have you with us, I think of Palo Alto I think of all of the Silicon Valley the great behemoths going back to Hewlett Packard and Apple and everything in between Expo Xerox and now we are all things bitcoin and blockchain, tell us a bit about Dr. Don Basile, how did you get into this space?
Don Basile	Well Pierre as you say Silicon Valley has been the birthplace for a lot of great things and I was very fortunate to get there in the 80’s to attend Stanford. I exited Stanford in the end with my PhD and focused on distributing computing with a masters of advanced computer architecture and got right into the new venture creation industry of the venture capital side and building companies so I’ve gotten to go through a few of these boom cycles and you know blockchain is the latest of the technology revolutions that is going to reshape the way we all interact with each other. So we are very fortunate back in the ‘15 and ‘16 timeframe to begin working on the blockchain technology. So lots of credit to the guys who invented bitcoin years earlier and we have had a nice coming up on 6 years now in this space.
Pierre Bourke	Alright well since you brought up the word bitcoin what do you think who invented bitcoin?
Don Basile	They go by Sitoshi so we say Sitoshi, thank you to Sitoshi whoever that may be.
Pierre Bourke	Hahaha, I do as well so good on you as well but who knows maybe it is a group of people they and I wonder what they must think as we look back on what they created if they are sitting on their lounge chair their barka lounger and perhaps cracking open a cold one saying wow what a revolution we have unleashed here. So these are exciting times, so you went to Stanford you took an interest in this, why this in particular? Of the many different areas of technology that you could have focused on there must have been something that said to you that spoke to you that created a passion that wanted you that made you want to get involved.
Don Basile	Prior to the blockchain the prior companies that I was cofounder CEO or Board Member of for boat storage companies and both of those we took on New York stock exchange, fusion IO and Violin Memory. Fusions biggest customers were Facebook and apple partnered with HP IBM Dell all the names you mentioned. So storage is one of the many areas and security is secondary we have been invested in and operating companies in for a couple decades so the blockchain adds a distributed database technology, it is very interesting, it’s a new kind of technology and one of the first projects we did there and yes Monsoon Blockchain storage is a distribute storage network based on the blockchain. That really grew us into the blockchain arena and then with Monsoon Blockchain corporation which is a consultancy we got pulled into many more projects whether it’s on the media side, the gaming side, telecommunication side country side. So we got to see the really diverse ways under which blockchain is being applied. Of course the most famous way the most valuable way today is cryptocurrency and cryptocurrency now crossing two trillion in value but you know we also went to the middle of the winter there in ‘17-‘18 when there was a little bit of doubt as to whether these cryptocurrencies would be there. And so really as you look at it from a pure technology it’s a way to rewrite the applications we use into distribute database technology and to me that’s very exciting coming from the storage database compute security background that I have.

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Pierre Bourke [00:03:52]	Now I like to tell our listeners who are spread out around the world in a 140 different countries Don you are going to have listeners right now who are totally new to the space and you’re going to have people that might be down the street from you that are equally emersed in it. Let us give out your email pardon me your web addresses so that people can follow along as they wish from their web browsers @monsoonblockchaincorporation.com is one of them and bitcoinlatinum.com is another one for these two areas and we will get into the weeds in some of these specific projects your working on there may be some websites related to those as well so very interested and indeed. Well let’s start with bitcoin Latinum, why did you decide to create that?
Don Basile	Well bitcoin Latinum came out when a number of projects at Monsoon was approached on to go ahead and build tokens for different media assets and gaming assets. And those tokens were going to be kind of special purpose around a single movie event or game event. And as we look at the process of building those and listing those on exchanges and as the number reached the double digits we came back to a number of the large companies and studios and we said, “you know unless you are going to support these things they will go to the graveyard where there are an awful lot of coins today” there by some count there’s 19,000 coins for folks that are on a great exchange like Coinbase or Gemini or Kraken or around the world and Kucoin or Mini Digifinex and the media leading exchanges, they don’t see these coins most of them because they may have 30 on there or 50 or 10 only. And so you don’t want to be over there in the graveyard if you want things that going to be adopted. So what came out of that was convincing these partners that what they want to do is have a single interchange currency that they could use for their use case, and their use case and their use case was relatively low dollar value transactions. Look at a movie, buy an in game asset for 3 dollars, 5 dollars, 20 dollars and looking at that the existing cost structures of the leading cryptocurrencies ETH and BTC were far too high and their speeds were far too. And people were concerned about security risk and 51% of tax. So Latinum grew out of that as a foundation project to address the concerns those folks have so there could be a very broad adoption in digital assets that were relatively low value while doing high speed and low cost.
Pierre Bourke	Now how does Latinum benefit from the tech that you’ve got over at Monsoon Blockchain?

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Don Basile [00:06:28]	Monsoon is the primary contractor that built the Latinum network, so it is Monsoon’s responsibility to build and stand up the network for the foundation and then the foundation is there to perpetuate the currency for all time. So we used our expertise across projects to go ahead and derive a hard fork of bitcoin that we thought met the characteristics necessary for very broad a position in these very large numbers of transactions, but did in such a way that corporations could be very comfortable with it as an asset backed security that they could take and use for that purpose.
Pierre Bourke	You know, 9 months ago bitcoin was around 13,000 dollars and Ethereum was down correspondingly, we have seen it come up quite a bit and come back down since then and it struggles to up and down on any given minute of any given day. Does the actual value of a particular coin have any impact in the activities that are going on behind the scenes on the blockchain side of things? In other words are investors more motivated to be involved when the price of crypto goes up and skyrockets the way it does from time to time and conversely demotivated when they see huge drops? How does that impact your ongoing life cycle as your developing your companies?
Don Basile	It doesn’t directly affect these projects, but in general this is the cycle we saw in advanced industry over the 30+ years we have been in the industry. So the 1980’s venture capital is reasonably unknown, but has it became more successful as it backed more and more projects, more capital flowed into the idea of Venture Capital which was very high risk capital to back ideas people have. And so the same thing is happening now in the crypto space. You saw record funding even from the sandhill road, the venture capital crowd announced over $19 billion crypto projects but additionally a lot of the crypto projects or blockchain projects are funded by individuals who are taking the profits they made from owning coins that were lower like Bitcoin ETH and got higher and now applying those back to new projects that they like to go ahead and repeat this cycle because you’re seeing other projects emerge, Solana emerge and be very successful in this space. So that movement from what was a couple hundred billion in value that you talked about a few years ago to two trillion of value has unlocked two trillion of investment potential that can go and back more companies. Additionally as it became a more serious asset class as you seen the institutions move in and start to hold it, it’s on a balance sheet of tesla by Elon Musk or Michael Seller putting it on his balance sheet or the large banks adding it to their wallet management, now that legitimizes more which means more companies can invest in the space as well. So we see a very positive network affect and there’s really more money available than ever to fund different types of projects that are based on blockchain technologies, whether it be cryptocurrencies or other things NFT’s or just pure blockchain databases for transactions.
Pierre Bourke	It used to be that you would have a critical mass of brain power at Silicon Valley, we have up here in Canada what for a while they were calling Silicon Valley North but there are some technology hubs here in Canada and I am sure there are elsewhere in the world. Through the past year and a bit, a year and a half or what have you of this pandemic we have become much more comfortable to be decentralized in so many of our activities, whether they are family, lifestyle or corporate, and even in the investment community has gotten used to doing zoom calls and Microsoft teams or what have you rather than tunneling down to Sandhill road and knocking on some doors and I am sure that continues to be active nonetheless but is that a good thing, is that a game changer for the industry in general to the extent that more people can become involved regardless of geographically where they are located?

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Don Basile [00:10:20]	I think it is and Pierre I think if you look at some of the recent graphs, I think Amy can send you one, we have you look at a rate of adoption of blockchain technology cryptocurrencies. It is only a couple percent compared to the internet, but its curve is probably steeper than anything else before and it will actually probably go to billions of users faster than anything else before that reason because of its distributed nature. There are great projects all around the world, there are engineers and marketers working from all around the world on these projects, it really is a global collaboration. All of our projects we do our global collaborations, we are very heavy at Monsoon in Asia, we worked with the folks in Asia, we worked with the folks in Europe, Easter Europe, we worked with folks here, we worked with folks in Latin America. So even though we have a base in Silicon Valley, that is still the home of our venture funds, we still do a tremendous with Silicon Valley based entrepreneurs. The teams are more, more global and the adoption is happening faster because there is great projects all around the world there are not constrained by having to go to Sandhill road and knocked on fourteen doors. So I think you are going to see that each of these technology waves blockchain especially is going to be adoptive faster and quicker than ever before because of the globalization of people and because of the zoom world or zoom calling.
Pierre Bourke	Yeah exactly and here we are ourselves, you and I speaking via zoom and we have our recording studios via zoom and the cloud. So crypto itself and adoption, yeah more and more people are holding crypto, more and more people are using it, more and more people are investing with it. Gas fees are an issue when it comes to Ethereum and bitcoin and to a lesser extent with some of the others, how is bitcoin Latinum position to take advantage of what is going on in the crypto world?
Don Basile	So that is where we think that Latinum has a place in ecosystem. First of all we took what we think is the most trusted code-based, the bitcoin code-based, been around the longest, holds the most assets and did the hard fork on that, so the core underlying algorithm is bitcoin. So there is a level of trust on that code-base to start with but then we said, “let us go address the fact that if you go to Y adoption, if you want in retail, if you want it for small bag assets we need better transaction speed, we need much lower fees, we need asset backing to it” so it is actually asset behind because really none of these currencies either one you mentioned have any assets behind them, we need insurance on this thing and we need that to people to be able to see that it is going to grow over time. So we need to be like a real store value, a real asset back store value and that is where Latinum has come in, so we have a very low transaction fees, it is going to be one percent or less, so where you might pay, you know you might still pay 4, 6 or 8 dollars to buy that four dollar cup of coffee or that twenty dollar movie if you try to do a BTC or Ethereum today that would cost you maybe a twenty cents in that case, right. So it is very, very doable. You want to have that high transaction speed so that both the merchant and the settler have the transaction settled you know sub-three second credit card speed, so you want that as well. Then if you are a seller you want to know that there is something there, you want to know there is something behind it that you can use and that is where we built Latinum based upon the idea of an underlying trust fund but really what we do with that trust fund really, really more important thing in our database we talked about that network fee, today the network fee leaves a network. It goes to a minor or it goes to a verification node, it disappears, right, it does not make the coin more valuable. In Latinum’s case eighty percent of that fee goes back into that trust fund and so the value of the currency increases the more it is used, it is a true network affect currency where its value exponentially increased as the adoption increases.

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Pierre Bourke [00:14:02]	Alright so you brought the currency that was where I was going to go next to the Former Governor of the Bank of Canada, Mark Carney became the Governor of the Bank of England and so he had a multiple years working at the epicenter of financial concerns and monetary policies and everything, and more recently in the last few weeks he popped up on YouTube in a conversation with a great English artist, Damien Hirst talking about a project that Hirst had called, “The Currency” that leads me to the next question maybe a little further away from NFT’s which what those were talking about but the premise of the currency and what is currency, and what is not currency. What do you think cryptocurrency will do to traditionally currency?
Don Basile	It is very, very interesting topic, I think there is a lot of different thoughts on it but I think in area that we think is that the internet needs fast money, the internet is fast it needs fast and it needs money that works at an internet speed. And I would say that the existing network that obviously handles tens and trillions dollars a day is not fast and it is not cheap, okay, and that is in line with things like digital assets or in-game assets that are being created by the billions a month that people want to trade, interchange quickly at an internet speed. So I believe that there is needs to be internet currencies that operates internet speeds, at the same you are not going to replace governmental curries where the government like United States have the ability because of its ownings, the military to be the standard behind them. So I do think there is going to be a bit of a bifurcation right and then in the online world why do you want to go through all the trouble of wire-transfers and fees like that and high, you don’t, you want to basically have things very frictionless and very quick. I think that cryptocurrency space is one that fits very well for internet speeds and whether or not that displaces the traditional currencies in other use-cases is an open question but surely traditional currencies are far too slow and expensive for things that people want to do in the internet.

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Pierre Bourke [00:16:09]	Alright and coming back to Latinum, if you had to explain just briefly to somebody who just want to get the gist of it, they are new, they do not understand the difference between bitcoin, Ethereum and the rest of it, as you said 19,000 who knows what coin market cap is keeping track of, let alone the coin-basis and the bitfinex and the rest of them. But what is the primary difference between Latinum and the rest?
Don Basile	So low cost of your transaction fee, high speed, so you know your bitcoin transaction could take 48 hours to sell, okay, asset back so as underlying asset pool behind the currency and then asset pool increases every time you actually do a transaction, eighty percent of low network fee goes into the asset pool, so that asset pool is always increasing over time. Additionally, the asset pool wraps in insurance, arrange by Marsh McLennan, the world’s largest insurance broker and of course we have also addressed security, so we have a much more resilient solution to the potential 51% hack as well. So all of these things make it a more safe, secure, low cost currency for you to use either as an issuer, someone who is accepting it, or as a user and then of course we are coming out at twenty dollars on exchanges so if you missed your twenty dollar via bitcoin maybe you want to buy your twenty dollar bitcoin Latinum.

Pierre Bourke	Yeah, yeah exactly look that is a great point to underline right, we can all look back and say, “I wish I had a bought at this price” when I joined the bitcoin alliance of Canada back in 2013-2014, my Chair was Anthony Diorio who went into vehicle founder of Ethereum and it was a great front row seat, I remember buying my first bitcoin and selling it, buying some more and selling it, and so forth and compared to what the price of it is today, I think wow I wish I had not sold but in speaking to others and you know I, I think of a guy and I will not name him because I do not want embarrass him by his own admission he bought bitcoin at a nickel and sold it at ninety-five cents and finally made out like a bandit so it is all relative about what you are saying early in is always a good thing to do, which exchanges will be having Latinum traded off?
Don Basile	So that will be announced soon we have to respect the exchanges until you are actually listed you can then publicly disclose it but it will be a number of global exchanges in the top tiers of the exchange lists as done by corncoin on marketcap.com. I also want to point out one more thing that we did at Latinum, which is we actually address the power issue of bitcoin and Ethereum. And I know those projects are going to get around to move into Proof of Stake, we move into advanced Proof of Stake technology, so we have a very low power of usage. So we took a very serious green initiative or crypto green initiative, able to join we did that to that change through the code-based and we have not adopted that Proof of Stake so we are actually a low power version. So for folks that are concerned about the energy usage that want a little power currency we have gone ahead and done that and we believe that others in the industry will get there but obviously when you are in production very widely used, it takes them longer to get there so I mean I would get there for another couple years and so we thought that is another point we should make about Latinum.

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Pierre Bourke [00:19:19]	Yeah and Latinum is good as much for companies as I am listening to you, as much for companies as for consumers?
Don Basile	Yeah you know it really is focused on the company’s adopting it, Latinum will interchange with a number of currency to start with fiat and crypto and over time Latinum will attempt to take as many currencies as possible in. So the company does not have to deal with any of them. So whether maybe you know 18-19,000 of them, we may take a very large number of those that will let them exchange Latinum and then let you take Latinum as the currency you used on your site. So we recently, it announced by the World Famous restaurant nightlife group, H.Wood Group that they will accept it at a retail level, so it was great for us they have company like Delilah, Nice Guy, frequented by the Jenners and many, many famous stars in Hollywood and now in Las Vegas as well. So that is just we think the beginning of the adoption you will see and the announcement coming out in the next few days or early next week of one of the great gaming brands around the world that they are adopting it now as their primary currency for interchange and you will also a big NFT platform or NFT group announcing it as the preferred currency as well for their platform. So we really are focused on the companies taking it, and they can easy for the consumers to go buy from those companies with low cost and a lot of security for them as well. So yes company adoption is at the heart of Latinum which a little different then from the early currency, the early currency are there as investable assets more than as transactional currencies.
Pierre Bourke	Where do stablecoins fit in your competitive landscape?
Don Basile	Yeah I mean, I do not have a strong opinion on them, you know if you have a true peg to a dollar but your pegged to the dollar but I mean I do not like know what they do for you. There is in some cases an actual asset behind them and some cases is not. So that is [potentially/protection] interesting as they were in for the early example of an asset backed coin, we certainly have brought that in with us but unlike Stablecoin, Latinum increases network usage used so the value of that underlying asset goes up by just the use and that is not the case with Stablecoin. So they may have a role in ecosystem but as an other currencies are adopted it is unclear to me why they actually are that useful.
Pierre Bourke	Okay and then when we talked crypto, we talked blockchain a lot of people are concerned about energy consumption, where is Latinum in that?
Don Basile	As I mentioned earlier we think we are one of the earlier currencies to adopt the Proof of Stake and the low power, we joined the crypto green initiative, we are very low power user even though we are a bitcoin hard forks. We went ahead and change the verifications, we have an advanced proof of stake so we are already low powered technology.
Pierre Bourke	Yeah and is that going to push bit coin miners out or there will always be rumor or the bitcoin miners they are the big ones they are going to have to find a way around that argument so that they can continue to do what they do.

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Don Basile [00:22:21]	Yeah what they do is not necessary in a proof of stake model. So you know today of course bitcoin is mine and probably will be for several more years and so there is sort of an ecosystem there and there is many other of the cryptocurrencies that are mine. But when you are no longer solving very hard problems it needs a scale compute power, you do not need giant farms. So there will be other things to go do with that compute capacity of course today one of the highest values which is mining bitcoin but of course as we know Amazon has a great business just back ending companies in Amazon web services with compute form. So there is other places for those resources to go as compute pools but today I know obviously you make a lot of money mining bitcoin and people will keep doing that until low power approaches like proof of stake that bitcoin Latinum has adopted or and then mining is really not necessary anymore.
Pierre Bourke	Yeah great, I am glad you went into a bit of detail on that I appreciate that. What about security exchange laws, they were not necessarily created in the era of blockchain certainly not in the last couple of years and a lot of concerns by congress and their equivalence in other countries with respect to what kind of rules might be needed for crypto accounting. What regulations do you see and how are you applying yourself to that environment?
Don Basile	So more broadly if I step back from bitcoin Latinum itself and just think about the industry overall crypto remains at risk, regulatory risks of disappearing if enough regulation would globally adopted because it is money and if they do not ultimately want you to have another form of money they can try to regulate that out of existence. I think we saw recently China said, remove all the mines, the bitcoin mining out of our country and they let them leave but they could have not let them leave and just shut them all down and seize them, and then seventy five percent of the hasher would disappear in a day. So there is an overall risk in the industry from regulation just changing but I think it has enough benefit that I do not think that they are going to stop digital money. More likely is what’s being looked at is, what is money, and what is security? Which is where U.S. is looking and saying, what is it really like a stock and what is it actually being used for transactions and money. I think that there will be much more regulation around things that are essentially like stocks and companies which a lot of projects really are and then are not really used for transactional based currency like bitcoin Latinum is and some of the other ones are. So I do think that we should expect more regulation, but a lot of the regulation is about compliance and knowing who transferred the money and where did it go, and that is solvable a lot of different ways. The industry can enable that if it wants too actually fairly easily because the blockchain itself is almost a proof of record for every transaction and therefore it actually is one of the easiest things to understand who sent money where and to who, the point there is you just have to understand the on-ramp, the digital wallet and if you regulate the digital wallet you end up understanding all the transaction clause and the records as you know immutable and permanent so everyone can see it.

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Pierre Bourke [00:25:32]	What do you make of the volatility that seems to be standard in the crypto markets?
Don Basile	Well as I mentioned earlier it have been in the overall technology creation space since the mid-80’s. You saw that in the earlier internet stocks, we are at a point of a couple percent adoption to what something that we think is going to be ubiquitous adopted. We are going to go from what was 50 to 70 million users at the end of last year, we think it is over 200 million users already this year to billions of folks all using a form of digital money. While that happens there is going to be great wealth created and when great wealth created there is great volatility because people are trying to find the winning hand, the winning currency, the winning project, the winning technology. So money is going to move very rapidly to areas that they think that are winners. You start out last year I think you mentioned earlier Pierre there is only a couple years ago there is a couple hundred billion and it is over two trillion today, so if you go ahead and multiply something in a very short period of time by ten you are going to have high volatility. I expect we are going to see high volatility to the adoption rate is above fifty-sixty percent of the internet adoption rate and then like most of these things the volatility will subside as this becomes a background technology.
Pierre Bourke	Yeah and along the way credit card companies are also buffeted by this volatility. Do they see a safe harbor with bitcoin Latinum?
Don Basile	Sorry can you repeat that for me?
Pierre Bourke	Well I was just wondering if credit card companies, they themselves are being buffeted by crypto currencies in terms of people preferring to pay in many cases with crypto rather than with your traditional credit card, let alone debit cards. Is there a relationship to be had there that can grow that would credit card companies by embracing bitcoin Latinum?
Don Basile	We believe so, first, Pierre let me point out that I am a chairman and co-CEO of a public company Roman DBDR (SPAC) special purpose acquisition company. It announced a merger in April with a company called CompoSecure. CompoSecure is the world’s leading provider or eighty plus percent of all the metal credit card in the world, the JP Morgan, the American Express, the Capital one, the Crypto.com to Gemini, to N26 I could go on and on. So really if you have a metal credit card you almost always got it from CompoSecure through its payment partner those are all visa card, mastercard, American express cards. So all of those folks that issue payment cards understand that they have to consider crypto. So with the acquisition of CompoSecure, which we did in conjunction with Blackrock as our co-investor and partner leading the PIPE, we have launched into the market the Arculus product line of cold stored wallets. It is credit card form factor that includes the crypto keys and we have announced on the road map that we will ship the merge payment crypto cards next year into the marketplace. So we believe that payment and crypto will merge, it will be on the credit card form factor and then the back-ends already can cross as you know you can already cross payment and crypto if they want to. So we actually see the industries coming together and that you having a credit card form factor that is both a crypto as well as a traditional payment network and you choose which one you want to use. At Arculus we made it the NFC compliant one-tap payment technology, that is what used of course we did that for the industry, we hold the patents on that at CompoSecure for all metal cards. So we are making it as easy as tap to pay which you may have used to go ahead and use that with crypto. So we actually think that is going to be adopted broadly and this is going to usher into the movement from what is tens of millions las year to hundreds of millions this year to billions, because there is thirteen billion roughly credit card globally out there, five to six billion reissued every year, we think that is the most efficient network to drive adoption of crypto globally with merge bank.

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Pierre Bourke [00:29:29]	And listeners can check out, give us the Arculus website Don.
Don Basile	That www.Arculus.co if you understand public company, it is NASDAQ symbolled DBDR and you can look at the website for that www.RomanDBDR.com and if you go to slash investor relations you will find presentations on Arculus, the road map and the company all in the public domain because it is a public company.
Pierre Bourke	Excellent, it sounds like you have got the steak and the sizzle, Dr. Don Basile. Great to have you on blockchain radio, the CEO of the Monsoon Blockchain and the founder of Bitcoin Latinum, great pleasure. I hope you will come back and talk with us again as things progress.
Don Basile	It will be my pleasure Pierre and thank you again for having me on.
Pierre Bourke	Alright Dr. Don Basile is in Palo Alto, California. I am Pierre Bourke in Ottawa Canada, thanks so much for listening. This is Blockchain Radio.

Title 2021-08-19_17-01-20 -- BasileLiquid

Pierre	Joining us today from Palo Alto California Dr. Don Basile. He is the CEO of Monsoon Blockchain and the founder of Bitcoin Latinum. Hello Donald nice to have you with us as I just said that last word did I actually pronounce that right Latinum?
Don Basile	Yes you did Pierre and thank you for having me on I appreciate it.
Pierre	Glad to have you with us. We are going to talk a little bit about Monsoon Blockchain and Bitcoin Latinum but some big news today with respect to something we have been seeing on a regular basis for any cryptocurrency holder or trader or somebody looking to get into the space and I’m thinking of the great unwashed who’ve yet to join the fray, ongoing are these hacks that happened it happened with mount gocks that garnered international headlines and more recently today a big problem in Japan with an exchange called Liquid. What can you tell us about what you know at this point?
Don Basile	Pierre, it’s a big problem in the industry and as you talk about mainstream adoption starting to happen its early stages but it’s starting to happen. And really there is a solution that helps most people in this case. And it’s really applying multifactor authentication and hardware based walls to the problem and if you actually would adopt these techniques both at the individual level and the exchange level hacks like happened today would actually not be possible.
Pierre	$74 million dollars is reportedly the number in terms of this cryptocurrency heist. The crypto exchange itself acknowledging that it was hacked not to identify at least from this report that we are seeing out of this report that we are seeing out of Newsweek that Liquid is not confirming that it was $74 million dollars but for anybody who is listening to us right now Don and they don’t fully understand the variety of the exchanges or the wallets. Can you quickly walk us through what the options are and from your perspective with what you do at Monsoon? Give us a sense of what are the pros and cons of the more popular ones and why even some of the more popular ones you might need to avoid them.
Don Basile	So Pierre, let me just put a little context for folks because some of your listeners may be just getting on to cryptocurrencies or blockchain based assets be the NFT’s or other types of digital assets that are blockchain based. So in these cases, the blockchains are public record and that public record is actually where the currency is or the digital asset is and use a cryptographic key like you use in your safe deposit box like a physical key to go unlock that so you can move it so what we are really talking about is not the asset. The asset is always itself on the blockchain its who has the key and who can move it so what’s in your wallet in the case of these digital assets is that key. The question is what kind of wallet holds that key. There are hot wallets which essentially what they mean is that they’re sitting essentially on the internet. Your key is sitting there maybe on its own or maybe with a whole bunch of other people like many exchanges do and that is really what happened at Liquid is they had a hot wallet or they called it a worm wallet I think in the article but basically it’s an online holding repository of that key. If you get into that repository they took a lot of keys and they took that unlocked a lot of boxes on the block chain and took a lot of money. So there’s another technology called cold storage and cold storage wallets and let’s say there’s kind of 2 kinds of cold storage. There’s the one that very few people are going to use a big institutions that is a lock in the mountain. They don’t go see it for a long time and you got to go through security guards to get it that’s not very practical if you want to do things like trade it and use it day to day. So for most people cold storage means a physical device that’s necessary to actually hold that key and then use that physical device in combination with some online wallet technology to go ahead and unlock those things and that’s an area where with my public company Roman DBDR we actually made an acquisition announced earlier this year on April this year April 2021, to bring a very easy to use cold storage technology for the masses using the credit card form factor. the company requiring called CompoSecure in combination of our Romans DBDR and Blackrock the big 10 trillion dollar asset fund manager and the products name is called Arculus and that product is available for the individual to buy, but also we are partnering with exchanges to make it available through the exchange for all their clients.

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Pierre [00:04:42]	How, how do they
Don Basile	And this is the type of technology.. sorry Pierre that you would use to solve this problem.
Pierre	Yeah and I’m cognizant of our listeners are going to go ok you said Arculus I got to figure that I got to google that can you give us the spelling of that.
Don Basile	It’s A r c u l u s . co it’s the roman god of locks and boxes for the people who want a little trivia and so Arculus.co is the site or you can go to Romandbdr.com/investor relations and you will find presentations of public disclosures on the company. So what’s really different about Arculus because there are other cold storage wallets is it’s a one click solution, so combines 3 factor authentication which is a biometric depending on your device. It will be your facial recognition or your fingerprint a pin only you know and then the physical card and that physical card has to be tacked to the back of your phone using secured encrypted NFC and that physical card is where your crypto-key lives. So if you don’t have the card and the biometric and pin you can’t move that currency and so in the case of the hack today you wouldn’t be able to do that because the keys would be sitting on the physical cards they of course can’t get the physical cards without actually having them and they don’t have the biometrics and the pins so this kind of solution we believe is necessary. What we love about Arculus and why we bought the company is because it’s a credit card form factor basically everybody in the world practically has a credit card and you can now have that same credit card form factor and use it as your security key. So we really think it’s what’s necessary for mass adoption.
Pierre	Yeah its interesting because I got a credit card and I don’t know if I have any fiat cash literal dollar bills of any kind because of the pandemic,c seems were either plastic or we are online in payments but listening to you Don I’m reminded of a conversation I had here with one of our regular contributors, Andrew Keegal, who is a former CEO and cofounder of Hut8 mining, one of the big bitcoin miners, and he was describing one day about how they had to move their cold wallet from one country to another for whatever reason. But they it’s something you could put in your pocket or your briefcase but it represented a ton of money just a ton of bitcoin and because of that they needed high security to make the move and I found that quite an interesting thing. I also wonder how far we have come along from those mount gocks days if you take a look at the laptop you might have in front of you or our listeners might have on their own lap as we are talking right now, Don and I’m thinking you look back a decade to the mount gocks era maybe a little less 8 or 9 years whatever it was or here in Canada just a couple years ago we had an exchange called quadraga, where the founder of it just disappeared and they claim he died in India under mysterious circumstances and that’s still going through a lot of ifs what’s and buts. The police are involved but that a ton of money 100s of millions of dollars have been put on some cold storage wallets. I don’t know exactly what kind I don’t know if they were treasure or what but they disappeared they weren’t able to access them and then those who used the exchange and figured their holdings were secure essentially lost most of that. How far along have we come you described a new scenario here but if your Liquid if you’re the other Liquids of the world if your coin based which is in your own back yard down in California should you be worried by the current circumstances out there?

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Don Basile [00:08:14]	You should be listen it’s really not in the interest of the whether it’s the exchange or the asset insure in case to hold all these keys. If they hold all these keys they’re subject to what you talked about 1 or 2 people walking away with large sums of money there’s a south African exchange they reported they took $3.3 billion. There’s a Turkish exchange from 3 months ago $400+ thousand customers reported in Bloomberg taking all their currency and the reason is that the exchange in all these cases is holding a centralized collection of all these keys think about you walk into one place and you have $400 thousand peoples keys and you can unlock all the safety deposit boxes yourself. It doesn’t really make sense from a security perspective. What you want to do is distribute the keys the block chains to distribute technology the keys should be distributed back to the users. The problem has been those devices like the one you mentioned are incredibly hard to use in my opinion they are very difficult. They have screens and thumbs on them and battery charging people don’t want to use them but think about the credit card experience if all you need to do is one tap it to your phone put your biometric and pin in its actually as easy as logging in or even easier then you do today. When getting logging in and trying to get pins sent back and forth with text we have actually with Arculus made it easier to distribute those keys to the end users and if all the end users hold their own keys you have to get to every end user physically to take the money, so it’s really better for everybody and what we love about the CompoSecure company just to give you a little background, if you have a metal credit card in your wallet it’s probably made by CompoSecure. They make over 80% of the worlds metal credit card for American Express for J.P. Morgan for crypto.com for N26 for Gemini. For all the people on the payment side it’s a trusted 20 year company that makes that secured technology. We have added the crypto wall to it and so not only is it easier for the customer to use but it’s also scalable the company already produces 10’s of millions of cards per year we can produce 100’s of millions so the industry solution can be solved the kinds of things you talked about can be eliminated like going to the principle of block chain, which is distribute to risk among servers distribute the risk among the clients. Don’t centralize so we really think this solution is why we are really excited about the company. We think that’s why Blackrock the $10 trillion dollar asset manager is so excited about the company came in with us as the co investor.
Pierre [00:10:31]	And that’s a big stamp of approval when you think about it. Blackrock has a tremendous pedigree on that so kudos to you on that. I’m looking at a tweet from Liquid global official, if I was one of their clients or I was just one of their account holders and I was just in the last 24 hours nonchalantly going through their twitter feed and then I see this thing pop up on my screen. Let me just read this first line here, we are sorry to announce that Liquid global warm wallets were compromised. We are moving assets into the cold wallet. We are currently investigating and will provide regular updates. I’m going to freak out I’m going to freak out if I read that.
Don Basile	You should freak out. You should go buy Arculus immediately. You should control your keys. You shouldn’t have someone else control your key. So first thought if you control your key, it wouldn’t matter what happened on their exchange because you would have the key to essentially your safety deposit box, your asset. So first all you should take control of that, you should insist upon moving to wallet you buy at a consumer level or should tell your exchange to implement a multifactor authentication technology where I control the key and only I can authorize my transactions. That’s what you should do if you’re reading it today. You should not wait because it’s too many in a row. This is just another one. There’s the defi hack from last week, there’s the south African exchange two years running, there’s the Turkish exchange, there’s mount gock you talked about, many others additionally if you’re spooked. Just for your login today on these exchanges as reported in Yahoo finances happens on coinbase. Coinbase itself was not hacked just the end user was people lost in that particular article $100’s of thousands of dollars just by having their account credentials, login, and password taken and we all know your computer and your phone can be hacked all the time. There’s many articles on it. The most recent one from the Israelis on how they put the route kits on all the phones in the world many of the phones in the world so you have to look at security is being a multilayer one and the only real security is physical security and to have that you have to control that key in your hand and we really believe in well it’s not just us. Square came out the other week about been a month ago, I think Jack Dorsey the spokesman said to have widespread crypto adoption hardware walls are necessary, and we completely agree and we are glad he joined the party because we believe it is absolutely necessary for the industry wide adoption is that we just believe the credit card form factor is the best form factor, no better ease of use and that’s the one that’s going to win out and everyone is going to adopt that one.

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Pierre [00:13:01]	The last line in this tweet today Don it says, in the meantime deposits and withdrawals will be suspended. Now suddenly, not only do I not know if I got compromised, but I can no longer move things in and out. Maybe I was in the process of waking up to some transactions I need to do today and suddenly I have a lot of explaining to do to other people who are waiting for those transactions, or this is a problem you also talked about NFT’s and I find that interesting. In my other life, I’m an artist and I do create digital art and crypto art and NFT’s and so I’m familiar with the main platforms and many of them require a seed phrase many of them require that you allow them to hold your NFT’s. I think that’s the case with Nifty Gateway in particular. Others are a little different. Your mileage may vary, but how and this is something new the whole NFT thing is just in its wake up period here. How concerned should I be if I’m an artist or dabbler as a collector in NFT’s?
Don Basile	You should because they are valuable there underneath of the exact same technology. Their blockchain technology, their asset, sits out on the chain. You need the key to unlock it. The asset’s always out there in the public, it’s the key that unlocks it and it’s that key management so your keys on Nifty well maybe Nifty is fine. Maybe Nifty gets hacked like Liquid maybe as you pointed out in terms of that other exchange, maybe the internal guys take all the keys then your arts gone your value is gone so it’s the same problem and this is why we have approached it from a comprehensive problem it’s a digital asset solution multi-factor authentication hardware walls applied across all these assets is at the exact same problem and you can solve it the exact same way. The end user that owns that asset should hold that key, they should hold the key in such a way that the key is multi-factor authenticated that is the strongest safest way to do it and its almost impossible but literally you need a gun to the head to bypass that so it’s possible that you need physical access to that person to get to the change, and if that person is one of a million people on your site then you need to get to a million people. So it really is a great concern the more value that’s there the more people that are going to hack and attack these things and really the only solution is to move to multi-factor authentication that is distributed and hardware based obviously we prefer our solution, but there are other solutions out there you mentioned a couple of them earlier treasure ledger are a few of the other ones that are out in the market.
Pierre	Dr. Don Basile CEO of Monsoon blockchain and founder of bitcoin Lavida and the wallet your talking about the card is Arculus. I got that right? Excellent. Thank you very much for joining us today. Word to the wise especially if you’re new into it and your just trying to figure things out as many of our listeners are as many of times that myself as I’m encountering something new; don’t rush in. Only fools do that and take your time learn as you go along. Don terrific to have you on and we look forward to jiving with you in the coming days.
Don Basile	Thank you Pierre appreciate your time.
Pierre	That’s it Pierre Bourke blockchain radio we will be back.

About Roman DBDR Tech Acquisition Corp.

Roman DBDR is a special purpose acquisition company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses or entities. While the Company may pursue an initial business combination target in any stage of its corporate evolution or in any industry or sector, it intends to focus its search on companies in the technology, media and telecom (“TMT”) industries. The Company is led by its Co-Chief Executive Officers, Dr. Donald G. Basile and Dixon Doll, Jr. The Company’s experienced board of directors includes former NVCA Chairman and longtime venture capitalist Dixon Doll, Global Net Lease (NYSE: GNL) CEO James L. Nelson, former fund manager Paul Misir, investment banker and investor Arun Abraham, and entrepreneur Alan Clingman. For more information, please visit https://www.romandbdr.com/. Roman DBDR raised $236 million in its initial public offering (inclusive of underwriter’s exercise of over-allotment option) in November 2020 and is listed on Nasdaq under the symbol “DBDR.”

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About CompoSecure

Founded in 2000, CompoSecure is a pioneer and category leader in premium payment cards and an emergent provider of cryptocurrency and digital asset storage and security solutions. The company focuses on serving the affluent customers of payment card issuers worldwide using proprietary production methods that meet the highest standards of quality and security. The company offers secure, innovative, and durable proprietary products that implement leading-edge engineering capabilities and security. CompoSecure’s mission is to increase clients’ brand equity in the marketplace by offering products and solutions which differentiate the brands they represent, thus elevating cardholder experience. For more information, please visit www.composecure.com. Arculus™ was created with the mission to promote cryptocurrency adoption by making it safe, simple and secure for the average person to buy, sell and store cryptocurrency. With a strong background in security hardware and financial payments, the Arculus™ solution was developed to allow people to use a familiar payment card form factor to manage their cryptocurrency. For more information, please visit http://www.arculus.co.

Forward-Looking Statements

Certain statements included in this communication that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to statements regarding Roman DBDR’s or CompoSecure’s expectations, hopes, beliefs, intentions or strategies regarding the future, including, without limitation, statements regarding: (i) the ability of Roman DBDR and CompoSecure to complete the proposed merger described in this communication, (ii) the size, demand and growth potential of the markets for CompoSecure’s products and CompoSecure’s ability to serve those markets, (iii) the degree of market acceptance and adoption of CompoSecure’s products, (iv) CompoSecure’s ability to develop innovative products and compete with other companies engaged in the financial services and technology industry and the timing of the ArculusTM launch and (v) CompoSecure’s ability to attract and retain clients. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of other financial and performance metrics and projections of market opportunity. These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of CompoSecure’s and Roman DBDR’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, a prediction or a definitive statement of fact or probability. Neither Roman DBDR nor CompoSecure gives any assurance that either Roman DBDR or CompoSecure will achieve its expectations. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of CompoSecure and Roman DBDR. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Roman DBDR’s and CompoSecure’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These factors include, among others: the inability to complete the proposed merger; the inability to recognize the anticipated benefits of the proposed merger, including due to the failure to receive required security holder approvals, or the failure of other closing conditions; and costs related to the proposed merger. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of the preliminary proxy statement on Schedule 14A (the “Proxy Statement”) relating to the proposed merger filed by Roman DBDR with the U.S. Securities and Exchange Commission (the “SEC”) and the definitive proxy statement and other documents filed by Roman DBDR from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that none of Roman DBDR or CompoSecure presently know or that Roman DBDR or CompoSecure currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Roman DBDR’s and CompoSecure’s expectations, plans or forecasts of future events and views as of the date of this communication. Roman DBDR and CompoSecure anticipate that subsequent events and developments will cause Roman DBDR’s and CompoSecure’s assessments to change. However, while Roman DBDR and CompoSecure may elect to update these forward-looking statements at some point in the future, Roman DBDR and CompoSecure specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Roman DBDR’s and CompoSecure’s assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements. Certain market data information in this communication is based on the estimates of CompoSecure and Roman DBDR management.

Additional Information about the Proposed Merger and Where to Find It

In connection with the proposed merger, Roman DBDR has filed a preliminary proxy statement with the SEC. A definitive proxy statement will be sent to stockholders of Roman DBDR seeking approval of the proposed merger. The documents relating to the proposed merger (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. These documents (when they are available) can also be obtained free of charge by contacting CompoSecure at: William Maina, ICR for CompoSecure, (646) 277-1236, CompoSecure-IR@icrinc.com.

Participants in the Solicitation

This communication is not a solicitation of a proxy from any security holder of Roman DBDR. CompoSecure, Roman DBDR and our respective directors, executive officers, other members of management and employees may be deemed to be participants in the solicitation of proxies from Roman DBDR’s stockholders in connection with the proposed merger. Information regarding the names and interests in the proposed merger of Roman DBDR’s directors and officers is contained Roman DBDR’s filings with the SEC. Additional information regarding the interests of potential participants in the solicitation process has also been included in the preliminary, and will be included in the definitive, proxy statement relating to the proposed merger and other relevant documents filed with the SEC. These documents can be obtained free of charge from the sources indicated above.